2013 Quarterly Bonus Plan
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Shutterfly, Inc. Quarterly Bonus Plan
The Shutterfly, Inc. quarterly bonus plan is designed to recognize and reward employees who consistently exceed our high standards and who are committed to delivering world-class products and services.

Key Plan Components

•	Performance objectives will be set, measured and rewarded on a quarterly basis. These measurement periods allow all participants to focus and execute on key objectives.

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Each quarter is measured independently. Quarters 1-3 will each provide 20% of the annual opportunity. Q4 will provide 40% to align rewards with cash-flow, revenue and profit, and to encourage achievement of any full-year objectives.

•	Objectives will be set for both Company financial targets and individual performance objectives. Specific financial targets are not communicated to participants during the quarter.

•	The Company must achieve its minimum financial objectives in order for any bonuses to be paid.

•	Initial bonus guidelines are based upon the table below, subject to further modification determined at the discretion of management (individual awards may vary from the guidelines shown below):

Bonus guidelines (as a % of Quarterly target)
Company Performance	>= Financial Maximum	Up to 80%	Up to 130%	Up to 200%
	At Financial Target	Up to 60%	Up to 100%	Up to 150%
	At Financial Minimum	Up to 40%	Up to 80%	Up to 120%
		Did Not Consistently Meet High Expectations	Consistently Met High Expectations	Consistently Exceeded High Expectations
Individual Performance Rating

Bonus calculation example:

Determine the quarterly bonus target opportunity
Annual Base Pay    x Bonus Target    = Annual Bonus Target    x Quarterly Weight    = Quarterly Target
$60,000    x 5%    = $3,000    x 20%*    = $600

If Company performance is at Target and you Meet Expectations…
Quarterly Target    x Matrix Payout %    = Guideline Bonus
$600    x Up to 100%    = Up to $600

If Company performance is at Maximum and you Exceed Expectations…
Quarterly Target    x Matrix Payout %    = Guideline Bonus
$600    x Up to 200%    = Up to $1,200
*This example uses a 20% quarterly weight. The plan uses 20% for Q1-Q3 and 40% in Q4.

2013 Quarterly Bonus Plan
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Plan Details
Participation: Eligible positions are identified each year. Eligibility in one year does not guarantee eligibility in future years. Employees may contact Human Resources to determine whether or not they are eligible. Employees hired or promoted into eligible positions before the start of a quarter are eligible to earn a bonus for the next quarter if performance criteria are met. Employees hired on or after the start of a quarter are not eligible to participate for that current quarter. Employees who participate in another bonus plan are not eligible. This Plan replaces any prior quarterly bonus program.
Bonus Target: Participants are assigned an incentive bonus target based on their position in the Company. This target is identified as a percentage of the ending quarterly base salary.
Performance Plan: Participants meet with their managers at the start of a quarter to establish a performance plan, identifying specific objectives and expected achievements. At the end of a quarter, managers assign a performance rating to each participant based upon performance.
Company Performance: Each quarter, Company financial objectives will be established, including a minimum EBITDA margin and a minimum revenue amount. In order for any bonuses to be earned, the Company must meet or surpass both measures. The better the Company performs - the more bonus funding is available.
Individual Performance: Individual performance ratings are calculated each quarter based upon performance and achievement of objectives and competencies. The better an individual does - the larger the percentage of their target available to them.
Payments: Plan awards are determined based on both Company performance and individual performance, and are subject to additional modifications, including possible reductions, based on management discretion. If the Company fails to achieve the minimum financial objectives, or the participant fails to meet the necessary individual performance conditions, no bonus will be earned for that measurement period.
Payment Eligibility Conditions: In addition to meeting at least the minimum thresholds for Company performance and individual performance, participants are also subject to the following conditions:

•	A participant on an approved leave of absence during any portion of the performance period shall be eligible for a pro-rated bonus.

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Bonuses are not earned until paid. A participant whose employment ends before the payment date will not be eligible to earn a bonus. Plan awards will generally be paid on the next regular payday following the public announcement of quarterly financial performance and after the bonus is reasonably calculable. Plan awards are subject to all applicable taxes and withholdings.

Plans Changes: To the extent permitted by law, the Company reserves complete discretion and rights to amend, modify or terminate this program at any time without notice.
Recoupment Policy: The Company's Executive Officer Recoupment Policy, in addition to any requirements imposed pursuant to applicable law, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall apply to all bonuses paid from this plan.

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The Company will not be bound by or liable to any employee for any representation, promise or inducement made by any person that is not embodied in this program or in any authorized written modification or amendment to this plan. Nothing here alters the “at will” employment relationship with the Company, as described in the employee handbook. Neither the program nor the transactions authorized under the program constitute an express or implied promise of continued employment for any period. Nothing in the program shall interfere with or limit in any way the right of the employee or the Company to terminate employment at any time, with or without cause or notice.